Exhibit 10.2

COMMUNITY BANCORP.
AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN FOR DIRECTORS

This Amended and Restated Deferred Compensation Plan for Directors of Community Bancorp. (the “Company”) and its subsidiary, Community National Bank (the “Bank”) (the “Plan”) is adopted by the Board of Directors of the Company on December 9, 2008 for the purpose of complying with (1) all applicable deferral provisions of the American Jobs Creation Act of 2004 (“AJCA”), including section 409A of the Internal Revenue Code (“Code”), added by the AJCA, and (2) all applicable provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”), including the amendments made by the EESA to sections 162(m) and 280G of the Code, if and to the extent that the Company and/or the Bank becomes subject to the provisions of the EESA.

This Plan is intended to apply to all directors’ fees deferred on or after January 1, 2005, with fees deferred prior to such date governed as provided in Section 1 hereof.

Section 1.  Grandfathered Balances.

Eligible directors’ compensation deferred and vested prior to January 1, 2005, and earnings thereon (“Grandfathered Balances”), shall be subject for all purposes to the terms of the Plan as in effect on October 3, 2004, the effective date of the AJCA.  The text of the Plan, as then in effect, is attached hereto as Exhibit A.  The Company shall maintain appropriate records to identify deferrals made and vested prior to 2005, together with any earnings thereon for each person who was a participant in the Plan as of October 3, 2004.  It is the intention of the Company to administer such Grandfathered Balances in a manner which will preserve their exemption from Section 409A of the Internal Revenue Code and the rules, regulations and other guidance of the Internal Revenue Service thereunder (together, “Code Section 409A”).

Section 2.  Other Deferrals; Compliance with Section 409A.

All deferrals of Eligible Compensation (as defined) made on or after January 1, 2005, and any earnings thereon, shall be governed by Sections 3 through 8 below, and shall be made, accrued, administered and distributed in compliance with the deferral requirements of Code Section 409A, including subsections (a)(2), (3) and (4).

Section 3.  Additional Definitions.

In addition to the definitions set forth above, the following words and terms as used in this Plan shall have the meanings set forth below, unless a different meaning is clearly required by the context:

(A)	“Beneficiary” means the person or persons designated by a participant pursuant to Section 3.05.

(B)	“Board of Directors” or “Board” means the Board of Directors of Community Bancorp.

(C)
“Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with applicable rules, regulations and guidance of the Internal Revenue Service under Code Section 409A.

(D)	“Director” means any duly elected or appointed member of the Board of Directors of the Company or the Bank.

(E)	“Disability” shall have the meaning ascribed to such term in subsection (a)(2)(C) of Code Section 409A.

(F)
“Election to Defer” means a written statement in the form specified by the Company and signed by a Director indicating the desire to participate in the Plan and containing elections as to the amount of deferrals and the time and manner of payment of deferrals and earnings thereon.

(G)
“Eligible Compensation” means the usual fees, as established from time to time by the Company and/or the Bank and paid to a Director in consideration of services performed as a Director, including fees for attendance at meetings of the Board of Directors, Advisory Boards, or other committees, but shall not include fees for appraisals or other services rendered in a capacity other than as a Director.

(H)	“Participant” means any Director who has chosen to participate in this Plan and has filed an Election to Defer, which has been accepted by the Company.

(I)	“Payment Event” means, with respect to distributions to a Participant under this Plan, any of the following events:
•	Death;
•	Separation from Service;
•	Disability;
•	Unforeseeable Emergency;
•	Attainment of a specified age, as specified in a Participant’s Election to Defer; and
•	Change in Control of the Company.

(J)	“Separation from Service” shall have the meaning ascribed to such term under Code Section 409A.

(K)	“Specified Employee” shall have the meaning ascribed to such term in subsection (a)(2)(B)(i) of Code Section 409A.

(L)	“Unforeseeable Emergency” shall have the meaning ascribed to such term in subsection (a)(2)(B)(ii) of Code Section 409A.

Section 4.  Eligibility; Election to Defer; Designation of Beneficiary.

4.01.                      Voluntary Participation.  Participation in the Plan is voluntary.

4.02.                      Eligible Directors. Any duly elected or appointed member of the Board of Directors of the Company and/or the Bank shall be eligible for participation in the Plan and may elect to defer some or all of his or her Eligible Compensation in accordance with the terms of this Plan.

4.03.                      Election to Defer. A Director shall become a Participant in the Plan by signing and delivering to the Company an Election to Defer, on such form as the Company may specify.  Subject to the immediately following sentence, a Participant's Election to Defer shall take effect on the first day of the calendar year following the calendar year in which the Election to Defer is executed and delivered to the Company.  Notwithstanding the foregoing, a newly elected or appointed Director may elect to defer current year Eligible Compensation earned after the date of his or her Election to Defer so long as the Election to Defer is executed within thirty (30) days after such Director first becomes eligible to participate in the Plan by virtue of his or her first appointment or election as a Director of the Company or the Bank.

4.04.                      Evergreen Election; Election to Cease Participation. Following the effective date of a Director’s Election to Defer, the Director’s participation in the Plan shall continue from year to year unless and until such Participant indicates in writing the desire to refrain from future active participation in the Plan.  Notification of a desire to refrain from making future deferrals shall apply only to Eligible Compensation earned by a Director beginning on the first day of the calendar year following the year in which such notification was executed and delivered to the Company.

4.05.                      Designation and Change in Beneficiary. If a Participant dies prior to payment of all amounts due under the Plan, the balance of the amount due shall be payable to the Participant’s Beneficiary or Beneficiaries in the form, and at the time(s), specified by the Participant in his Election to Defer, or in any valid change election made in accordance with the terms of the Plan.  “Beneficiary” shall include any individual, trust or other recipient designated by a Participant to receive amounts due hereunder upon his death.  A Participant may designate one or more Beneficiaries to receive any amounts due hereunder in the event of the Participant’s death, and may revoke or change any such designation by a written instrument filed with the Board and signed by the Participant and compliance with such other procedures as the Board may specify from time to time.  If the Beneficiary predeceases the Participant or if no Beneficiary designation is on file with the Board at the time of the death of a Participant, or if for any reason such designation is defective, then the Participant’s estate shall be deemed to be the Beneficiary.

Section 5.  Deferral of Compensation; Crediting of Accounts; Earnings.

5.01.                      Payment of Compensation. Amounts deferred under this Plan, and earnings thereon, shall only be distributed as permitted hereunder.  The balance of any Eligible Compensation earned by the Participant and not deferred pursuant to this Plan shall be payable in the year earned.

5.02.                      Crediting of Accounts and Earnings; Vesting. Amounts deferred will be credited to a bookkeeping account in the name of the Participant at such time as they would have been payable had the Participant not elected to participate in the Plan.  Annual retainer fees shall be credited semi-annually.  Interest shall accumulate and be credited to each Participant's account at the rate in effect from time to time for the Community National Bank's 3-year Certificate of Deposit, or if no such Certificate of Deposit is offered, at a rate determined by the Board, which rate may be changed from time to time, at the discretion of said Board.   Interest on accrued balances (including prior interest accruals) shall be credited to the Participant’s account monthly, or at such other interval as the Board may determine.  Interest shall continue to accrue on the undistributed account balance until distribution.  Participants shall be 100% vested in all amounts accrued to their account under the Plan.

Section 6.  Payment of Deferred Compensation.

6.01.                      Form of Payment.  A Participant may elect on his or her initial Election to Defer to receive payments of his or her deferrals in a single lump sum in cash or in substantially equal annual installments over a period (not to exceed ten (10) years) specified in such Election to Defer.  The Participant’s election as to the form of payment will be deemed to apply to all of his or her deferrals, including accrued interest.  If a Participant fails to elect a form of payment, he or she shall be deemed to have elected payment of his or her entire account balance in a single lump sum, payable on the first day of the month after the occurrence of a Payment Event with respect to such Participant, subject, however, to any delay in payment required under Section 6.04.

6.02.                      Time of Payment and Permissible Payment Events. The Participant may designate in his or her Election to Defer one or more Payment Events, the first to occur of which will trigger distribution of the Participant’s deferrals, including accrued interest, in the form specified pursuant to Section 6.01; subject, however, to any delay in payment required under Section 6.04.  Notwithstanding the foregoing, whether or not elected as a Payment Event, the Participant’s death shall be deemed a Payment Event as to such Participant.

6.03.                      Change in Payment Election.  Except as otherwise permitted by this Section 6.03 and subsection (a)(4) of Code Section 409A, and in any transitional relief accorded by the Internal Revenue Service under Code Section 409A, a Participant’s election as to the time and form of payment shall be irrevocable and any change in an Election to Defer must comply with this Section.  A Participant may change the time and/or form of payment specified in a previous Election to Defer by executing and delivering to the Company a new Election to Defer but only if (i) except for distribution due to the Participant’s death, Disability or an Unforeseeable Emergency, the distribution of the Participant’s deferrals will be further deferred by a period of at least five (5) years from the time the deferrals would have otherwise been distributed to the Participant; and (ii) the change in the Election to Defer is made at least twelve (12) months prior to the date of the first scheduled payment under the Plan.  Any change in an Election to Defer shall not take effect until 12 months after the date such change election is made.

6.04.                      Delayed Payment to Specified Employees.  Notwithstanding anything herein to the contrary or in any Election to Defer, if the Participant is or may be deemed a Specified Employee for purposes of Code Section 409A, distribution to such Participant of any deferred compensation or earnings thereon under this Plan due to a Separation from Service shall begin not sooner than six (6) months and one day after such Specified Employee has experienced a Separation from Service.

6.05.                      Change in Control.  Whether or not such payment has been elected by a Participant on his or her Election to Defer, payment of all sums owing under this Plan shall be paid to each Participant, whether or not then in payout status, in a single lump sum payment, within 15 calendar days following any Change in Control of the Company.

6.06.                      Unfunded Plan. Neither the Company nor the Bank shall be required to set aside any funds or other assets, in trust or otherwise, to guarantee payment of any amounts owing to a Participant hereunder, but shall make payments, when due, out of the Company's or Bank's general corporate funds. Deferrals and earnings thereon credited to the accounts of Participants under this Plan shall remain subject to the claims of any general creditors of the Company and/or the Bank.

Section 7.  Amendment.

Subject to Sections 9.2 and 9.3, this Plan may be amended any time and from time to time by the Board of Directors, provided, however, that no amendment shall cause or permit any amount already credited to a Participant’s account to be reduced or diminished.

Section 8. Compliance With the EESA

If the Company or the Bank becomes subject to any or all of the limitations on executive compensation, deferred compensation and/or excess parachute payments pursuant to the amendments made by the EESA to sections 162(m) and 280G of the Code, then the Company and the Bank shall promptly take all steps required to bring themselves into full compliance with such requirements including, but not limited to, the adoption of any required amendments to this Plan and the execution of additional documents to evidence such compliance. At all times on and after the date on which any such requirement first becomes applicable to the Company or the Bank, and regardless of whether any required documents have yet been adopted, the affected entity shall comply fully in operation with all applicable requirements imposed by the EESA and any guidance issued thereunder by any governmental agency.

Section 9.  Miscellaneous.

9.01.                      No Alienation of Benefits.  No credits made to the account of a Participant shall be subject in any way to anticipation, alienation, sale, transfer, pledge, or voluntary or involuntary attachment or encumbrance of any kind by a creditor of the Participant; and any attempts to anticipate, alienate, sell, transfer, assign, pledge or otherwise encumber any such credit, whether presently or thereafter payable, shall be void.

9.02.                      Compliance with Code Sections 409A, 162(m) and 280G.  Notwithstanding anything herein to the contrary, it is the intention of the Board in adopting this Plan that it shall be construed and administered in a manner which complies fully with applicable provisions of Code Sections 409A, 162(m) and 280G.

9.03.                      Administration.  The Plan shall be administered by the Company’s Board of Directors.  The Board shall interpret the Plan and in its discretion may adopt such forms and prescribe and amend such rules as the Board deems appropriate to implement the Plan and to comply fully with applicable provisions of the AJCA, including Code Section 409A.  Any decision or interpretation adopted by resolution of the Board shall be final and conclusive and shall be binding upon all Participants and their Beneficiaries.

9.04.                      Termination or Suspension.  The Company may terminate this Plan or suspend new deferrals at any time in its discretion.

9.05.                      Effective Date. This Plan shall be deemed to take effect and to apply to all deferrals of Eligible Compensation earned on or after January 1, 2005, and any earnings thereon.